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Houston, TX 77092

Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group President Patrick M. McCarthy to Retire Houston, September 20, 2005

NATCO Group Inc. announced today that, after 11 years of service, Patrick M. McCarthy, the Company's President, has announced his intention to retire in the first half of 2006. Mr. McCarthy joined NATCO in 1994 as the Company's Vice President of Sales and Marketing and became President of the Company and member of the Board of Directors in 1997. Mr. McCarthy will continue to serve as a director of the Company through his current term.

John U. Clarke, NATCO's Chief Executive Officer and Chairman of the Board, said, "Patrick has played a pivotal role in helping transform NATCO from a largely domestic supplier of oilfield equipment to an international leader in separation systems and technologies. The admiration and respect of his fellow employees is a great testament to Patrick's contributions to NATCO. He helped build an organization that values challenge and a commitment to excellence which will continue to serve us well in the years ahead. On behalf of the employees and directors of NATCO we wish him the very best in his retirement."

Mr. McCarthy followed, "I want to thank the Board of Directors and NATCO's employees and customers for the past 11 years. I am truly proud of all we have accomplished, especially the advancements we have achieved in product technologies as it relates to our core business of oil, gas and water process systems. Knowing that NATCO's future is in capable hands, I look forward to my retirement. I will miss the day to day interaction with my NATCO colleagues, but I look forward to continue building NATCO as a director."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.